Exhibit 99.1

TransDigm Completes Acquisition of Harco Laboratories, Incorporated

CLEVELAND, December 9, 2011 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it has completed the acquisition of Harco Laboratories, Incorporated (Harco or the Company) for approximately $84 million in cash. The acquisition was previously announced on November 8, 2011.

Harco, located in Branford, Connecticut, designs and manufactures proprietary, highly engineered thermocouples, sensors, engine cable assemblies and related products for major commercial aircraft. These products are found on engines manufactured by Pratt & Whitney, Rolls-Royce, International Aero Engines, Honeywell and others. The Company had fiscal 2011 revenues of approximately $37 million.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol

Investor Relations

(216) 706-2945

ir@transdigm.com

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